NEWS RELEASE

Alternative Energy Sources Inc.
310 W. 20th St., Kansas City, MO 64108
(816) 842-3835 or (866) 496-3835

Media contact: Susan Pepperdine (913) 262-7414 or susan@pepperdinepr.com

Alternative Energy Sources Completes Board
By Adding Spigarelli, Midwest Research Institute CEO

KANSAS CITY, Mo., Jan. 16, 2007 (Prime Newswire) — Kansas City-based Alternative Energy Sources Inc. (OTC Bulletin Board: AENS.OB) today announced that it has completed the formation of its board of directors with the appointment of James L. Spigarelli, Ph.D., president and chief executive officer of Midwest Research Institute.

As the head of MRI in Kansas City Spigarelli leads a staff of 1,800 scientists and other professionals who are conducting research in nearly 50 disciplines of science and technology. This includes overseeing renewable fuels energy research at the National Renewable Energy Laboratory, which MRI has managed and operated since its inception in 1977. Located in Golden, Colo., the laboratory is part of the Department of Energy, with the stated mission of “putting our nation on the path to energy security, reliability and an energy future that is environmentally and economically sustainable.”

Spigarelli has also been active in the field of corporate governance, currently serving on the board of the Kansas City chapter of the National Association of Corporate Directors.

“Dr. Spigarelli’s experience in managing large organizations and overseeing DOE’s renewable fuels laboratory makes him an especially important addition to our board,” stated Mark Beemer, AENS president and chief executive officer. “His expertise in corporate governance will also be invaluable to us as we build our organization in the public arena.”

Beemer added: “Our completed board includes past corporate presidents, a former cabinet secretary, energy and finance executives, and now a renowned scientist. The unique experiences they bring with them in a diversity of fields will enable us to succeed in the highly competitive biofuels industry.”

The latest addition to the board, Spigarelli, joined MRI in 1970 after serving as a lieutenant in the U.S. Army Chemical Corps at Rocky Mountain Arsenal. He became MRI’s president and CEO in 1999.

Spigarelli is also a board member of the Kansas City Area Life Sciences Institute, and served as its chairman from 2000-2005. Currently he serves on the boards of the Kansas State University Research Foundation, Sceptor Industries Inc. in Kansas City and the Colorado Energy Science Center. He is also a trustee of Rockhurst University, Kansas City, and of the University of Missouri-Kansas City. To promote youths’ interest in science careers, Spigarelli is board vice chairman of Science Pioneers, a Kansas City organization promoting student science and math programs.

Spigarelli holds bachelor’s and master’s degrees in chemistry from Pittsburg (Kan.) State University and a Ph.D. in chemistry from Kansas State University. His numerous awards include recognition by Silicon Prairie Technology Association as its Technology Leader of the Year for 2000.

In addition to Spigarelli, the AENS board has the following independent members:

•	Mike Espy, former secretary of the U.S. Department of Agriculture.

•	John McNamara, former global president of ADM.

•	W. Gordon Snyder, former head of sales and marketing at American Century Investments.

•	Douglas D. Wilner, executive with 25 years’ experience in the energy business, including biofuels.

The completed seven-member board also includes Mark Beemer and Lee Blank, AENS executive vice president. Both are former Archer Daniels Midland (ADM) executives.

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AENS is developing “greenfield” sites, including constructing, owning and operating fuel-grade ethanol plants. For information: www.aensi.com.

Forward-Looking Statements: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, These statements are based on management’s expectations, estimates, projections and assumptions. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and similar words in connection with any discussion of future operating or financial performance. Forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed including, but not limited to, our inability to secure or generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. Any forward-looking statements speak only as of the date of this release. We assume no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the release date.